Exhibit 99.1

American Shared Hospital Services Announces Preliminary Results for Fourth Quarter and Full Year 2021

Preliminary Q4 Revenue Rebounds to ~$4.7 Million Resulting in Increased Operating Income

SAN FRANCISCO, CA, February 15, 2022 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced selected preliminary and unaudited financial results for the fourth quarter and full year ended December 31, 2021.

Revenue for the fourth quarter ended December 31, 2021, is expected to be approximately $4.7 million, the highest revenue total of any quarter in the COVID-19 impacted 2021 year and roughly even with the comparable period in 2020. Fourth quarter 2021 revenue of $4.7 million in combination with lower costs of revenue, resulted in higher preliminary gross margin and operating income than the previous three quarters of 2021. Revenue for the full year 2021 is expected to be approximately $17.7 million, also roughly in line with revenue in 2020. Cash increased to over $8 million at the end of 2021.

“The fourth quarter was the best of the year for AMS and the highest reported revenue since the pandemic began,” said Ray Stachowiak, Chief Executive Officer. “Revenue in the fourth quarter grew modestly quarter-over-quarter and rebounded from the lower levels of the previous quarter. With lower costs of revenue resulting from the balance sheet restructuring that was completed at year end 2020, the higher fourth quarter revenue filtered down through the income statement to generate the highest gross margin and operating income since before the pandemic. Our preliminary operating income increased despite selling, general and administrative expenses trending higher in the fourth quarter due to an increase in legal and other costs related to the pursuit of new business opportunities.”

“Revenue for the full year was roughly even with the prior year, despite the quarterly ups and downs from the ongoing impact of the pandemic. Full year 2021 is projected to be profitable due to lower costs of revenue. With a strengthened balance sheet resulting from the second quarter 2021 debt refinancing that increased our cash position to in excess of $8 million at year end, along with an unused working capital line of $7 million, AMS has significant capital to deploy into new opportunities. We believe the actions that we have recently taken position us to accomplish our planned future growth initiatives,” concluded Mr. Stachowiak.

American Shared Hospital Services final fourth quarter and full year 2021 results will be filed with the SEC upon completion of the annual year end audit, which is expected in late March 2022. At that time AMS will host its regular quarterly conference call, details will be announced prior to the call.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. AMS is a world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020, its quarterly report on Form 10-Q for the three months ended March 31, 2021, June 30, 2021 and September 30, 2021, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 25, 2021.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com